Exhibit l.4

June 24, 2015

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:	Nuveen High Income 2020 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel for Nuveen High Income 2020 Target Term Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 on June 22, 2015.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP